Exhibit 5.1

[Letterhead of UnitedHealth Group]

March 2, 2006

Board of Directors

UnitedHealth Group Incorporated

300 UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Ladies and Gentlemen:

I have acted as General Counsel to UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”) and depositor of UHC Capital I, UHC Capital II, UHC Capital III and UHC Capital IV, each a Delaware statutory trust (each a “Trust” and collectively the “Trusts”), in connection with the preparation of a Registration Statement on Form S-3 (File No. 333-127610) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of securities of the Company and each of the Trusts having an aggregate initial public offering price of up to $4,000,000,000 to be offered from time to time in one or more series, and a Prospectus Supplement dated February 27, 2006 to the Prospectus dated October 13, 2005 (together, the “Prospectus”) relating to the offer and sale by the Company under the Registration Statement of $650,000,000 aggregate principal amount of Floating Rate Notes due March 2, 2009 (the “2009 Notes”), $750,000,000 aggregate principal amount of 5.250% Notes due March 15, 2011 (the “2011 Notes”), $750,000,000 aggregate principal amount of 5.375% Notes due 2016 (the “2016 Notes”) and $850,000,000 aggregate principal amount of 5.800% Notes due March 15, 2036 (the “2036 Notes” and, together with the 2009 Notes, the 2011 Notes and the 2016 Notes, the “Notes”). The Notes are to be issued under the Senior Debt Securities Indenture dated as of November 15, 1998 (the “Indenture”) between the Company and The Bank of New York, as trustee (the “Trustee”), as amended by an Amendment to Indenture dated as of November 6, 2000 (the “Amendment”) between the Company and the Trustee, and sold pursuant to (A) the Underwriting Agreement dated February 27, 2006 (the “Underwriting Agreement”) among the Company and J.P. Morgan Securities Inc. (“J.P. Morgan”) and Citigroup Global Markets Inc. (“Citigroup”), for themselves and as representatives of the several underwriters (the “Underwriters”) named in Schedule I to the applicable Pricing Agreement dated February 27, 2006 (the “Pricing Agreement”), among the Company, J.P. Morgan and Citigroup, for themselves and as representatives of the Underwriters, and (B) the Pricing Agreement.

I, or attorneys in the legal department of the Company under my direction, have examined such documents as I have considered necessary and appropriate for the purposes of this opinion, including the following documents:

(a)	The Articles of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Minnesota on March 18, 2005;

Board of Directors

UnitedHealth Group Incorporated

March 2, 2006

(b)	The Second Amended and Restated Bylaws of the Company, certified by its Secretary on March 18, 2005;

(c)	Resolutions of the Board of Directors of the Company adopted on (i) March 16, 2005 and (ii) August 2, 2005 (together, the “Resolutions”);

(d)	the Underwriting Agreement;

(e)	the Pricing Agreement;

(f)	The Indenture;

(g)	The Amendment;

(h)	The Registration Statement and the Prospectus;

(i)	the Officers’ Certificate and Company Order dated February 27, 2006 relating to the 2009 Notes;

(j)	the Officers’ Certificate and Company Order dated February 27, 2006 relating to the 2011 Notes;

(k)	the Officers’ Certificate and Company Order dated February 27, 2006 relating to the 2016 Notes;

(l)	the Officers’ Certificate and Company Order dated February 27, 2006 relating to the 2036 Notes;

(m)	a specimen of the 2009 Notes;

(n)	a specimen of the 2011 Notes;

(o)	a specimen of the 2016 Notes; and

(p)	a specimen of the 2036 Notes.

I, or attorneys in the legal department of the Company under my direction, have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies. I have also assumed the legal capacity for all purposes relevant

Board of Directors

UnitedHealth Group Incorporated

March 2, 2006

hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, I am of the opinion that:

1. The 2009 Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the Resolutions and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Pricing Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2. The 2011 Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the Resolutions and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Pricing Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. The 2016 Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the Resolutions and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Pricing Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

4. The 2036 Notes have been duly authorized by all requisite corporate action and, when duly executed by the Company in accordance with the Resolutions and the Indenture, authenticated by the Trustee in the manner provided for in the Indenture and delivered on behalf of the Company against payment of the consideration therefor specified in the Pricing Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications and exceptions:

(i) My opinions are subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights.

Board of Directors

UnitedHealth Group Incorporated

March 2, 2006

(ii) My opinions are subject to the effects of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

(iii) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as my opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, I have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to file, all Notice of Business Activities Reports.

My opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States of America.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to this opinion under the caption “Legal Matters” contained in the Prospectus constituting part of the Registration Statement. The foregoing opinions are being furnished to the Company solely for its benefit and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.

Very Truly Yours,

/s/ David J. Lubben
David J. Lubben
General Counsel